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                                                     EXHIBIT 99.1




                                                     For More Information:
                                                     Scott Melman
                                                     (610) 902-6207

                  AIRGAS, INC. REPORTS SECOND QUARTER RESULTS

                    -    SALES UP 10% IN QUARTER

                    -    AFTER-TAX CASH FLOW UP 8% IN QUARTER

                    -    REPOSITIONING EXPENSES CONTINUE TO IMPACT PROFITS

     RADNOR, Pennsylvania, October 29, l998 -- Airgas, Inc. (NYSE-ARG) today reported sales of $397 million for the quarter ended September 30, 1998, an increase of 10% from $360 million in the second quarter of last year. After-tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) increased 8% to $35 million, or $.49 per diluted share, compared to $32.4 million, or $.46 per diluted share, for the same quarter last year. Net earnings for the second quarter of fiscal 1999 were $10.5 million, or $.15 per diluted share, compared to $11.3 million (excluding non-recurring gains), or $.16 per diluted share, a year ago. Including non-recurring gains, net earnings for the second quarter ended September 30, 1997, were $21.7 million, or $.31 per diluted share.

     For the six months ended September 30, 1998, sales increased 15% to $797 million compared to sales of $692 million in the same period last year. After-tax cash flow increased 8% to $69.9 million, or $.97 per diluted share, for the six months ended September 30, 1998, compared to $64.7 million, or $.92 per diluted share, in the same period last year. Net earnings were $21.2 million, or $.29 per diluted share (excluding non-recurring gains), for the six months ended September 30, 1998, compared to net earnings of $23.5 million, or $.34 per diluted share (excluding non-recurring gains), in the same period a year ago.

     Direct repositioning expenditures, primarily for computer conversions and upgrades, facility-related costs and personnel expenses, impacted earnings by approximately $4.6 million, or $.04 per diluted share, and $8.4 million, or $.07 per diluted share, in the three and six month periods ended September 30, 1998, respectively.









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     Peter McCausland,  Airgas' Chairman and Chief Executive Officer, said
"This was another quarter of important progress toward our goal of becoming a multi-billion dollar, world-class, distribution company. Sales increased 10%, and cash flow 8%, over last year's quarter. Considering the challenging economic environment, severe weather impacting our Gulf coast operations and the expense and distraction of our repositioning efforts, we were especially pleased to see continuing cash flow growth and a 6% increase in gas/rent same-store sales. Overall, Distribution same-store sales increased 2% in the quarter. While profits continue to be impacted by direct and indirect repositioning expenses, our Repositioning Airgas For Growth initiative is on schedule."

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in the United States. Its distributor network includes over 700 locations in 44 states.



                        Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, continued growth in same-store sales, costs and potential disruptive effects of the "Repositioning for Growth" initiative, implementation of information technology projects, any potential problems relating to Year 2000 matters, the success and timing of intended divestitures and other factors described in the Company's reports, including Form 10-Q dated June 30, 1998, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow on pages 3, 4 and 5.















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                                 AIRGAS, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                        Three Months Ended     Six Months Ended
                                           September 30,         September 30,
                                        1998        1997       1998       1997
Net sales:
     Distribution                   $288,997    $268,168   $580,959   $539,437
     Direct Industrial                65,211      61,216    133,802     98,061
     Manufacturing                    42,384      30,972     82,604     54,270
          Total net sales            396,592     360,356    797,365    691,768

Costs and expenses:
     Cost of products sold (excluding
      depreciation, depletion and
      amortization)
        Distribution                 144,725     135,011    291,402    272,474
        Direct Industrial             48,064      44,966     98,738     70,971
        Manufacturing                 16,063      14,404     34,208     25,690
     Selling, distribution and
      administrative expenses        134,201     114,199    265,452    219,542
     Depreciation, depletion and
       amortization                   21,748      18,776     43,345     36,591
     Special items (a),(b)                 -     (14,500)    (1,000)   (14,500)
          Total costs and expenses   364,801     312,856    732,145    610,768

Operating income:
     Distribution                     25,143      27,182     52,799     55,876
     Direct Industrial                   929       1,343      1,813      2,448
     Manufacturing                     5,719       4,475      9,608      8,176
     Special items (a),(b)                 -      14,500      1,000     14,500
          Total operating income      31,791      47,500     65,220     81,000

Interest expense, net                (15,720)    (13,670)   (30,526)   (25,778)
Other income, net                        682       1,573        870      2,046
Equity in earnings of unconsolidated
  affiliates                           1,222         434      1,976        319
Minority interest                         27        (309)       (39)      (618)
     Earnings before income taxes     18,002      35,528     37,501     56,969

Income tax expense                     7,522      13,853     15,746     23,068

     Net earnings                   $ 10,480    $ 21,675   $ 21,755   $ 33,901

Net earnings
(excluding non-recurring gains)(c)  $ 10,480    $ 11,268   $ 21,180   $ 23,494

Per share data:
     Basic earnings per share       $    .15    $    .32   $    .31   $    .50
     Diluted earnings per share     $    .15    $    .31   $    .30   $    .48

Per share data:
(excluding non-recurring gains)(c)
     Basic earnings per share       $    .15    $    .16   $    .30   $    .35
     Diluted earnings per share     $    .15    $    .16   $    .29   $    .34

Weighted average shares outstanding:
     Basic                            70,000      68,530     70,100     67,700
     Diluted                          71,700      70,950     71,800     70,100



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(a)The results for the second quarter and year-to-date ended September 30,
   1997 include a $14.5 million ($9.4 million after-tax) gain from a partial recovery of refrigerant losses.

(b)Represents the reversal of $1 million excess reserves that were established at March 31, 1998 in connection with the divestiture of two non-core businesses.

(c)The results for the six months ended September 30, 1998 excluded the effect of the $1 million ($570 thousand after-tax) reversal of excess reserves related to the first quarter divestiture of two non-core businesses.

   The results for the second quarter and year-to-date ended September 30, 1997, excluded the after-tax effect of the gain from partial recovery of refrigerant losses of $9.4 million (see footnote (a)) and the after-tax gain of $980 thousand related to the sale of a non-core business.
























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                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)

                                              (Unaudited)
                                              September 30,      March 31,
                                                  1998             1998

ASSETS
Trade accounts receivable, net                $   204,833       $   186,342
Inventories                                       165,863           154,937
Prepaids and other current assets                  25,042            25,555
   TOTAL CURRENT ASSETS                           395,738           366,834

Property, plant and equipment, net                715,142           687,304
Goodwill, net                                     431,460           410,753
Other non-current assets, net                     177,691           176,583
   TOTAL ASSETS                               $ 1,720,031       $ 1,641,474

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt             $    14,064       $    12,150
Accounts payable, trade                            83,721            84,602
Accrued expenses and other current liabilities    113,304           128,806
   TOTAL CURRENT LIABILITIES                      211,089           225,558

Long-term debt                                    906,356           830,845
Deferred income taxes                             129,266           121,356
Other non-current liabilities                      35,139            36,842

Stockholders' equity                              438,181           426,873
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 1,720,031       $ 1,641,474





















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